Exhibit 4.65

EXCLUSIVE TECHNICAL AND CONSULTING SERVICES
AGREEMENT

This Exclusive Technical Consulting and Services Agreement (the "Agreement") is entered into in Beijing as of May 13, 2010 between the following two parties.

Party A:	KONGZHONG CHINA CO., LTD.,

Party B:	SHANGHAI DACHENG NETWORK TECHNOLOGY CO., LTD.

WHEREAS,

1.	Party A, a wholly foreign −owned enterprise registered in People's Republic of China.

2.	Party B, a wholly domestic invested company registered in PRC.

3.	Party A agrees to be the provider of technical and consulting services to Party B, and Party B hereby agrees to accept such technical and consulting services.

WHEREAS, Party A and Party B, through friendly negotiation and based on the equality and mutual benefit, enter into the Agreement as follows:

1.	TECHNICAL CONSULTING AND SERVICES; OWNERSHIP AND EXCLUSIVE INTERESTS

1.1	During the term of this Agreement, Party A agrees to provide the relevant technical consulting and services to Party B (the content is specified in Appendix 1) in accordance with the Agreement.

1.2
Party B hereby agrees to accept such technical and consulting services. Party B further agrees that, during the term of this Agreement, it shall not utilize any third party to provide such technical and consulting services for such above−mentioned business without the prior written consent of Party A.

1.3
Party A shall be the sole and exclusive owner of all rights, title, interests and intellectual property rights arising from the performance of this Agreement, including, (but not limited to, any copyrights, patent, know−how, commercial secrets and otherwise), whether developed by Party A or Party B based on Party A's intellectual property.

1.4	Party B covenant that Party A have the priority on cooperation with Party B in the same condition in case Party B is going to cooperate with other enterprises in respect of any business.

2.	CALCULATION AND PAYMENT OF THE FEE FOR TECHNICAL AND CONSULTING SERVICES (THE "FEE")

Party A and Party B agree that the fee under this agreement shall be calculated monthly, based on a certain percentage of the revenues of Party B for such month. Aforesaid percentage will be determined and paid according to Appendix 2 which shall be further negotiated.

3.	REPRESENTATIONS AND WARRANTIES

3.1	Party A hereby represents and warrants as follows:

3.1.1	Party A is a company duly registered and validly existing under the laws of the PRC;

3.1.2
Party A has full right, power, authority and capacity and all consents and approvals of any other third party and government necessary to execute and perform this Agreement, which shall not be against any enforceable and effective laws or contracts;

3.1.3	The Agreement will constitute a legal, valid and binding agreement of Party A enforceable against it in accordance with its terms upon its execution.

3.2	Party B hereby represents and warrants as follows:

3.2.1
Party B is a company duly registered and validly existing under the laws of the PRC and is licensed to engage in the business of Internet information provision services and value−added telecommunication services.

3.2.2
Party B has full right, power, authority and capacity and all consents and approvals of any other third party and government necessary to execute and perform this Agreement, which shall not be against any enforceable and effective laws or contracts.

3.2.3	Once the Agreement has been duly executed by both parties, it will constitute a legal, valid and binding agreement of Party B enforceable against it in accordance with its terms upon its execution.

4.	CONFIDENTIALITY

4.1
Party B agrees to use all reasonable means to protect and maintain the confidentiality of Party A's confidential data and information acknowledged or received by Party B by accepting the exclusive consulting and services from Party A (collectively the "Confidential Information"). Party B shall not disclose or transfer any Confidential Information to any third party without Party A's prior written consent. Upon termination or expiration of this Agreement, Party B shall, at Party A's option, return all and any documents, information or software contained any of such Confidential Information to Party A or destroy it, delete all of such Confidential Information from any memory devices, and cease to use them. Party B shall take necessary measures to keep the Confidential Information to the employees, agents or professional consultants of Party B who are necessary to get to know such Information and procure them to observe the confidential obligations hereunder.

4.2	The limitation stipulated in Section 4.1 shall not apply to:

4.2.1	The materials available to the public at the time of disclosure;

4.2.2	The materials that become available to the public after the disclosure without fault of Party B;

4.2.3	The materials Party B prove to have got the control neither directly nor indirectly from any other party before the disclosure;

4.2.4
The information that each Party is required by law to disclose to relevant government authorities, stock exchange institute, or that is necessary to disclose the above confidential information directly to the legal counselor and financial consultant in order to keep its usual business.

4.3	Both Parties agree that this article shall survive the modification, elimination or termination of this Agreement.

5.	INDEMNITY

Party B shall indemnify and hold harmless Party A from and against any loss, damage, obligation and cost arising out of any litigation, claim or other legal procedure against Party A resulting from the contents of the technical consulting and services demanded by Party B.

6.	EFFECTIVE DATE AND TERM

6.1
This Agreement shall be executed and come into effect as of the date first set forth above. The term of this Agreement is ten (10) years, unless earlier terminated as set forth in this Agreement or in accordance with the terms set forth in the agreement entered into by both parties separately.

6.2	This Agreement may be automatically extended for another ten years except Party A gives its written consent of the termination of this Agreement three months before the expiration of this Agreement.

7.	TERMINATION

7.1	This Agreement shall expire on the date due unless this Agreement is extended as set forth in the relevant terms hereunder.

7.2
During the term of this Agreement, Party B can not terminate this Agreement before the schedule time. Notwithstanding the above−mentioned, Party A may terminate this Agreement at any time with a written notice to Party B 30 days before such termination. If Party A terminate the Agreement in advance duo to Party B's reason, Party B shall take the liability to compensate all the losses caused thereby to Party A and shall pay the relevant fees for the services provided.

7.3	Article 4 and 5 shall survive after the termination or expiration of this Agreement.

8.	SETTLEMENT OF DISPUTES

8.1
The parties shall strive to settle any dispute arising from the interpretation or performance in connection with this Agreement through friendly consultation. In case no settlement can be reached through consultation, each party can submit such matter to China International Economic and Trade Arbitration Commission (the "CIETAC"). The arbitration shall follow the current rules of CIETAC, and the arbitration proceedings shall be conducted in Chinese and shall take place in Beijing. The arbitration award shall be final and binding upon Both Parties. This article shall not be influenced by the termination or elimination of this Agreement.

8.2	Each Party shall continue to perform its obligations in good faith according to the provisions of this Agreement except for the matters in dispute.

9.	FORCE MAJEURE

9.1
Force Majeure, which includes but is not limited to, acts of governments, acts of nature, fire, explosion, typhoon, flood, earthquake, tide, lightning, war, means any event that is beyond the party's reasonable control and cannot be prevented with reasonable care. However, any shortage of credit, capital or finance shall not be regarded as an event of Force Majeure. The affected party who is claiming to be not liable to its failure of fulfilling this Agreement by Force Majeure shall inform the other party, without delay, of the approaches of the performance of this Agreement by the affected party.

9.2
In the event that the affected party is delayed in or prevented from performing its obligations under this Agreement by Force Majeure, only within the scope of such delay or prevention, the affected party will not be responsible for any damage by reason of such a failure or delay of performance. The affected party shall take appropriate means to minimize or remove the effects of Force Majeure and attempt to resume performance of the obligations delayed or prevented by the event of Force Majeure. After the event of Force Majeure is removed, both parties agree to resume performance of this Agreement with their best efforts.

10.	NOTICES

Notices or other communications required to be given by any party pursuant to this Agreement shall be written in English and Chinese and shall be deemed to be duly given when it is delivered personally or sent by registered or mail or postage prepaid mail or by a recognized courier service or by facsimile transmission to the address of the relevant party or parties set forth below.

Party A:	KONGZHONG CHINA CO., LTD.
Address:	35 F, Tengda Plaza, No. 168 Xiwai Street, Haidian District, Beijing, 100044, PRC
Fax:	(86)10-88575872
Tele:	(86)10-88576000
Addressee:	Leilei WANG

Party B:	SHANGHAI DACHENG NETWORK TECHNOLOGY CO., LTD.
Address:	21-22 F, Shen Building, No. 3553, Zhongshanbeilu, Putuo District, Shanghai, 200062
Fax:	(+8621) 6082 5528
Tele:	(+8621) 6082 5088
Addressee:	Zhen YANG

11.	ASSIGNMENT

Party B shall not assign its rights or obligations under this Agreement to any third party without the prior written consent of Party A. Party A shall transfer its rights or obligations under this Agreement to any third party without the consent of Party B, but shall inform Party B of the above assignment.

12.	SEVERABILITY

Any provision of this Agreement that is invalid or unenforceable because of any inconsistency with relevant law shall be ineffective or unenforceable within such jurisdiction where the relevant law governs, without affecting in any way the remaining provisions hereof.

13.	AMENDMENT AND SUPPLEMENT

Any amendment and supplement of this Agreement shall come into force only after a written agreement is signed by both parties. The amendment and supplement duly executed by both parties shall be part of this Agreement and shall have the same legal effect as this Agreement.

14.	GOVERNING LAW

The execution, validity, performance and interpretation of this Agreement shall be governed by and construed in accordance with the laws of PRC.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed on their behalf by a duly authorized representative as of the Effective Date first written above.

Party A: KONGZHONG CHINA CO., LTD.

Authorized Representative: /s/ Leilei Wang
(Seal)

Party B: SHANGHAI DACHENG NETWORK TECHNOLOGY CO., LTD.

Authorized Representative: /s/ Zhen Yang
(Seal)